SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                  FORM 8-K

                               CURRENT REPORT



             Pursuant to Section 13 or 15(d) of the Securities Exchange
                                     Act of 1934



           Date of Report (Date of earliest event reported) April 9, 1998


                             VALLEY NATIONAL BANCORP
               (Exact name of registrant as specified in its charter)


                                   New Jersey
                      (State or other jurisdiction of incorporation)


                      0-11179                          22-2477875
              (Commission File Number)      (IRS Employer Identification No.)


                          1455 Valley Road, Wayne, New Jersey 07470
                          (Address of principal executive offices)



                                      (973) 305-8800
                  (Registrant's telephone number, including area code)



Item 5.  Other Events

On April 9, 1998, the Board of Directors of Valley National Bancorp ("Valley") approved a 5 for 4 stock split. The new stock will be issued
May 18, 1998 to shareholders of record as of May l, 1998. Any fractional shares will be paid in cash at the closing bid price of the record date. The Board agreed to increase the annual dividend rate to $1.00 per share after the stock split. The cash dividend increase will be payable quarterly beginning July l, 1998.

Item 7.  Exhibits.

Press Release dated April 9, 1998.

                                        SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this project to be signed on its behalf by the undersigned thereunto duly authorized.

                                        VALLEY NATIONAL BANCORP

Dated:  April 14, 1998                  By:  /s/ Alan D. Eskow
                                             Principal Accounting Officer
                                             and Corporate Secretary



                            INDEX TO EXHIBITS

99       Press Release dated April 9, 1998

ITEM 7.                                                         EXHIBIT 99

Valley National Bank                                 Contact:
1455 Valley Road                                     Alan D. Eskow
Wayne, NJ  07470                                     Senior Vice President
                                                     (973) 305-4003

                                                     Dianne M. Grenz
                                                     Shareholder Relations
                                                     (973) 305-3380




VALLEY NATIONAL BANCORP BOARD OF DIRECTORS DECLARES A 5 FOR 4 STOCK SPLIT AND INCREASES CASH DIVIDEND

WAYNE, NJ, April 9, 1998--Valley National Bancorp (NYES:VLY) today reported that the Board of Directors approved a 5 for 4 stock split, payable May 18, 1998, to the shareholders of record on May 1, 1998.

Gerald H. Lipkin, Chairman, President and Chief Executive Officer of Valley National Bancorp, "In conjunction with the stock split Valley is also increasing its regular cash dividend from $0.88 per share on an after split basis to $1.00 per share. This represents an increase of 13.6% after adjusting for the effect of the stock split and increased cash dividend." The next regular cash dividend is due to be paid on July 1, 1998.

Valley's annual dividend rate has increased on a restated basis 1,150% from $0.08 per share in 1978. Mr. Lipkin noted, "We have never reduced the regular cash dividend in the 71 year history of the bank. In fact, during the last three decades, Valley's dividend has increased 29 times."

The first quarter of 1998 produced record results for Valley. The reported net income was $23.3 million, or $0.55 a diluted share, an increase in per share earnings of 12 percent over 1997 first quarter diluted share earnings of $0.49. After the stock split, diluted earnings per share are adjusted to $0.44 and $0.39 for 1998 and 1997, respectively.

Valley National Bancorp is a regional bank holding company headquartered in Wayne, NJ. Its principal subsidiary, Valley National Bank, has $5.1 billion in assets and operates 97 branch offices in 10 counties serving 67 communities throughout New Jersey.